Exhibit 5.1

May 22, 2007

Tesco Corporation

3993 West Sam Houston Parkway North

Suite 100

Houston, Texas 77043-1211

U.S.A.

Dear Ladies and Gentlemen:

Re:        Tesco Corporation

We have acted as Canadian counsel to Tesco Corporation (the “Corporation”) in connection with the registration on Form S-8 (the “Registration Statement”) under the United States Securities Act of 1933, as amended (the “1933 Act”), of 500,000 common shares in the capital of the Corporation (the “Shares”) issuable pursuant to the Corporation’s employee stock savings plan, as the same may be amended from time to time (the “Plan”) which was approved by the shareholders of the Corporation on May 18, 2007.

This opinion is being furnished in accordance with the requirements of Item 8 of the Registration Statement and Item 601(b)(5)(i) of Regulation S-K under the 1933 Act.

We have examined all such corporate and public records, statutes and regulations and other documents as we have deemed relevant and have considered such questions of law as we have considered relevant and necessary in order to give the opinion hereinafter set forth. As to various questions of fact material to such opinion which were not independently established, we have relied upon certificates of an officer of the Corporation and public officials. In reviewing the foregoing documents, we have assumed the genuineness of all signatures, the veracity of the information contained therein, the authenticity of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified, notarial, true copies or reproductions.

We are qualified to practice law in the Province of Alberta and this opinion is rendered solely with respect to the laws of the Province of Alberta and the federal laws of Canada applicable therein. Based upon, and subject to, the qualifications expressed, we are of the opinion that 500,000 Shares if as and when issued by the Corporation pursuant to the Plan will be issued as fully paid and non-assessable Shares.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement.

This opinion is for the sole benefit of the addressee hereof and may not be relied upon by any other person or for any other purpose without our express written consent.

Yours truly,

/s/ Bennett Jones LLP